Exhibit 99.1

For More Information, Contact: Cygnus, Inc. Cygnus Corporate Communications (650) 369-4300 www.cygn.com

For Immediate Release

Cygnus, Inc. Reduces Work Force by Approximately 60% as a Result of
Sankyo Pharma Inc.’s Breach of Contract

Redwood City, CA — October 9, 2003 — Cygnus, Inc. (OTCBB:CYGN) announced a reduction in force of approximately 60% of its work force, in response to the recent decision by Sankyo Pharma, Inc. to stop performing under its contracts with Cygnus. According to Sankyo Pharma, Inc., Sankyo Pharma Inc. is currently warehousing approximately two years’ worth of inventory of Cygnus’ GlucoWatch® G2™ Biographer products. Cygnus’ reduction in force should therefore not have any immediate impact on the availability of these products in the market. On October 6, 2003, Cygnus filed a lawsuit against Sankyo Pharma Inc. and Sankyo Co., Ltd., a large Japanese pharmaceutical and medical products company, seeking damages of at least $450 million in connection with Sankyo Pharma, Inc.’s decision to stop performing under its contracts with Cygnus.

“The contract breaches by Sankyo Pharma Inc. and the intentional interference with contract by Sankyo Co. Ltd., has caused significant damage to Cygnus, its stockholders, its customers, and now to many skilled and loyal Cygnus employees who have given their hearts and souls to help make the revolutionary GlucoWatch Biographer technology a reality,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc. “We are greatly saddened that we have been forced to lay off such devoted people.”

About Cygnus
Cygnus (www.cygn.com and www.glucowatch.com), founded in 1985 and headquartered in Redwood City, California, develops, manufactures and commercializes new and improved glucose-monitoring devices. Cygnus’ products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch® Biographer was Cygnus’ first approved product. The device and its second-generation model, the GlucoWatch® G2™ Biographer, are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

This news release contains statements concerning Cygnus’ allegations and expectations regarding its rights under its contracts with Sankyo Pharma Inc., the breach thereof by Sankyo Pharma Inc., and the interference therewith by Sankyo Co. Ltd., and the capabilities and potential of the GlucoWatch Biographer business. These statements constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements are based on a reasonable perception of the facts and reasonable assumptions and expectations, the statements are subject to and involve numerous uncertainties and risks. Factors that could affect the actual results include potentially unknown facts and matters that will be discovered during the course of the litigation, and the effects of other creditors’ claims on our financial position. These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company disclaims any responsibility for updating any such forward-looking statements.

NOTE: “GlucoWatch” is a registered trademark and “G2” is a trademark of Cygnus, Inc.

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